SORL Auto Parts Reports Financial Results

For The 2013 Second Quarter

- Regain top line growth; Gross Margin increased to 28.3%; Net Income Rose 34.7% -

ZHEJIANG, China, August 14, 2013 -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its unaudited financial results for the second quarter of 2013 and the first six months ended June 30, 2013.

Second Quarter 2013 Financial Highlights

•	Revenues increased 10.4% year-over-year to $57.5 million;
•	Gross margin increased to 28.3% in the second quarter of 2013 from 27.2% in the same period of 2012;
•	Net Income attributable to stockholders increased 34.7% year-over-year to $4.0 million, or $0.21 per diluted share;
•	Cash and cash equivalents were $38.0 million with a current ratio of 4.2 to 1 at June 30, 2013;
•	Annual guidance was reiterated for sales of $207 million and net income of $13.7 million.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, "Thanks to the recovery of the Chinese truck market in the second quarter of 2013, which is mostly attributed to the higher demand for commercial vehicles before the new National IV emission standards became effective nationwide on July 1st, we achieved $57.5 million in sales in the second quarter, which is the second highest sales quarter in our history. Our OEM sales grew by 19.5% and aftermarket sales increased by 9.4% in the second quarter. Apart from industry growth, our sales increase is also due to the new products we developed and our advanced products with greater technology to meet our customers' increasing technological demands. In the first six months of 2013, we received excellent supplier awards from a number of customers for providing high-quality and high-performance products. Aftermarket sales are improving with a growing line of products for our customers. We also continue to penetrate the bus and construction equipment markets as we seek further diversification to build our customer base. Our expanding international network is set to further penetrate targeted foreign markets and to react to an improving global economy.

"We remain cautiously optimistic although the outlook for heavy-duty trucks is unclear over the second half of 2013. We can respond quickly to changes in the domestic market as we have close relationships with many Chinese OEM vehicle manufacturers."

Ms. Jinrui Yu, SORL’s Chief Operating Officer, commented, "We were able to improve our industry-leading gross margin to 28.3% in the second quarter of 2013. This margin increase was from higher sales creating greater economy-of-scale combined with our efficient production, and the increased sales of our more profitable, advanced new products. We have invested our financial resources in new products, advanced production equipment and our sales network to position SORL for future growth and to build shareholder value."

Second Quarter 2013 Financial Performance

For the second quarter of 2013, net sales increased by 10.4% to $57.5 million from $52.1 million for the second quarter of 2012. Revenues from the Company’s domestic OEM customers rose by 19.5% to $30.6 million from $25.6 million in the second quarter of 2012. Revenues from China's domestic aftermarket increased by 9.4% to $12.8 million in the second quarter of 2013 from $11.7 million in the same quarter of 2012. Revenues from international markets were $14.1 million, compared to $14.8 million in the second quarter of 2012.

SORL's overall sales were increased due to higher demand in the commercial vehicle OEM and aftermarket during the second quarter of 2013, and SORL's new product sales contributed to the sales increase in both markets. New commercial vehicle sales in China increased by 15.4% during the second quarter of 2013, which was from a pre-buy of National III-compliant OEM commercial vehicles before the implementation of the more stringent National IV emission standards on July 1st of 2013. The Company captured additional market share in the OEM braking market, as its growth rate of 19.5% exceeded the 15.4% rise in OEM commercial vehicle sales.

Aftermarket sales rose as the number of the Company's sub-distributors increased, and new products were developed for the aftermarket. International sales declined mainly due to currency depreciation in some countries, leading to delayed payments. To control this risk, we do not deliver orders before receiving all payments.

According to the National Bureau of Statistics, the Chinese GDP growth rate declined to 7.5% in the second quarter of 2013 compared with 7.7% in the first quarter of 2013. The central government is setting policies to focus the economy on consumption of Chinese goods rather than exports and investment in infrastructure and other fixed assets. The continued support of the Chinese government for public transportation in many growing Chinese cities creates an opportunity for SORL to benefit from increased bus production.

The gross profit for the second quarter of 2013 increased 14.9% to $16.3 million from $14.2 million for the second quarter of 2012. Gross margin for the second quarter of 2013 increased to 28.3% from a gross margin of 27.2% in the same quarter of 2012. The gross margin increased mainly due to higher unit sales in the commercial vehicle market, increased production efficiency, and greater sales of higher-margined products, especially new models.

Operating expenses increased to $11.2 million in the second quarter of 2013 from $9.3 million in the second quarter of 2012. The increase in operating expenses from the second quarter in 2012 reflected higher expenditures in selling and distribution as well as general and administrative expenses partially offset with lower research and development costs. As a percentage of revenue, these expenses were 19.5% in the second quarter of 2013, compared with 17.9% in the second quarter of 2012.

•	Selling and distribution expenses were $4.4 million, or 7.6% of quarterly revenues, compared with $3.5 million, or 6.8% in the same quarter of 2012. The increase in expenses was mainly due to higher packaging expenses during the quarter.

•	General and administrative ("G&A") expenses in the second quarter of 2013 were $5.2 million, or 9.1% of revenue compared with $3.5 million, or 6.7% in the second quarter of 2012. The increase in expenses was mainly due to higher personnel costs and an increased bad debt provision based on higher revenues.

•	Research and development ("R&D") expenses were $1.6 million, or 2.8% of revenue in the second quarter of 2013 compared with $2.3 million, or 4.4% of revenue in the second quarter of 2012. The focus of the R&D program was mainly to develop higher-margin, electronically controlled mechatronic products and to upgrade the Company’s traditional valve products to capture market share.

Financial expenses decreased by $40,628 to $492,094 from $532,722 primarily due to reduced currency exchange losses from the appreciation of the Renminbi ("RMB") against U.S. dollars during the second quarter of 2013.

Income before income taxes was $5.1 million for the second quarter of 2013 compared to $4.6 million for the same quarter of 2012. The higher income reflected increased sales and gross profits during the second quarter of 2013. The pretax income margin was 8.8% in the second quarter of 2013, compared with 8.7% in the second quarter of 2012.

The provision for income taxes was $0.5 million, or a 10.6% tax rate, in the second quarter of 2013, which is substantially reduced as compared with $1.3 million, or a 28.1% tax rate in the second quarter in 2012. This change in provision for income taxes primarily reflected that SORL received its high-tech enterprise certification in December 2012 that lowered its income tax rate to 15% for the years 2013 and 2014.

Net income attributable to stockholders for the second quarter of 2013 increased by 34.7% to $4.0 million, or $0.21 per basic and diluted share, compared with $3.0 million, or $0.16 on per basic and diluted share, in the second quarter of 2012.

First Six Months 2013 Financial Performance

Net sales for the first six months of 2013 increased by 2.2% to $98.8 million from $96.7 million for the first six months of 2012. Revenues from the Company’s domestic OEM customers increased by 3.9% to $53.4 million from $51.4 million in the first half of 2012. Revenues from China's domestic aftermarket increased by 2.3% to $22.0 million from $21.5 million in the first six months of 2012. Revenues from international markets were $23.4 million, compared to $23.8 million in the first six months of 2012.

Gross profit for the first six months of 2013 increased by 4.1% to $27.5 million from $26.4 million for the same period in 2012. Gross margin for the six months ended June 30, 2013, increased to 27.8% from 27.3% for the first six months of 2012.

Operating income for the first six months of 2013 declined to $7.3 million from $8.8 million in the same period in 2012. Operating margin was 7.4% versus 9.1% in first six months of 2012.

Net income attributable to stockholders for the first six months 2013 of $5.3 million, or $0.27 per basic and diluted share, compared with $5.3 million, or $0.28 per basic and diluted share, in the same period in 2012.

Balance Sheet

As of June 30, 2013, the Company had cash and cash equivalents of $38.0 million compared to $41.3 million on December 31, 2012. The Company significantly reduced short-term bank loan from $14.6 million at December 31, 2012 to $9.7 million on June 30, 2013. Total equity increased to $198.2 million at June 30, 2013 compared with $188.5 million at December 31, 2012. On June 30, 2013, working capital was $143.4 million with a current ratio of 4.2 to 1. Net cash flow from operating activities was $1.0 million.

Recent Developments

In July 2013, SORL announced that that it engaged MaloneBailey, LLP ("MaloneBailey") as the Company's new principal independent registered accounting firm. MaloneBailey is a full-service global public accounting firm that provides accounting, audit and tax services, as well as advisory services under the rules and regulations of the IRS, the AICPA, the SEC, the PCAOB and the CPAB. Representing more than 150 publicly traded companies, MaloneBailey is one of only nine firms world-wide that require an annual inspection by the PCAOB (Public Company Accounting Oversight Board). The "INSIDE Public Accounting" newsletter named MaloneBailey as an 2012 IPA All-Star Firm. The Company's prior principal independent registered accounting firm, EFP Rotenberg, withdrew from the Chinese market.

In June 2013, SORL announced that it received the "Excellent Supplier Awards" from two of its customers, Dongfeng Yangtse Motor (Wuhan) Ltd. and Shandong Wuzheng (Group) Co. Ltd. Dongfeng Yangtse held its 2013 annual supplier meeting, with representatives from more than 60 of its suppliers from around China attending the meeting. Representatives from over 600 automotive, agriculture automotive, and agriculture equipment companies from around China gathered at the Shandong Wuzheng's 2013 marketing meeting. SORL was presented with a "2012 Annual Excellent Supplier Award" from Shandong Wuzheng at the meeting.

In June 2013, SORL announced that its electrically driven air compressor won the 'CIBC Best New-Energy Bus Auto Parts' award at the 13th International Bus & Parts Exhibition in Nanjing. This highly recognized award is presented as part of the China Bus Contest, which is organized by the Society of Automotive Engineers of China (SAE China), the Science and Technology Commission of the Chinese Urban Vehicle Committee, as well as the China Tourism Automobile and Cruise Association.

In April 2013, SORL Auto Parts, Inc. announced that it received both the "2012 A Rank Supplier" and "2013 A Rank Strategic Partner" awards by Dongfeng Dana Axle Co., Ltd. ("DANA"). DANA is the largest semi-independent subsidiary of the Dongfeng Group, and it is the largest and most profitable axle production facility in China with a diversified line of products. SORL was one of only 10 suppliers that received both the "2012 A Rank Supplier" and "2013 A Rank Strategic Partner" awards from DANA. Through winning these awards, SORL will be entitled to supply a higher share of DANA's brake purchases, and the Company will receive preferential payment terms as well.

In March 2013, SORL received certification for the Company's pneumatic quick release valve, pneumatic overflow valve, ABS sensor, pneumatic emergency relay valve, and air pressure linking coupling heads, from TÜV Rheinland, a global leader in independent inspection and certification services. This certification confirms the technical proficiency, safety and reliability of these products and their suitability for the European markets.

Business Outlook

For the fiscal year 2013, management reiterates its outlook for net sales to be approximately $207 million and net income to be approximately $13.7 million. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

"We remain cautiously optimistic due to the uncertainty of Chinese macroeconomic environment. However, we also notice the replacement cycle of trucks in China due to the national-level emission standard change and ongoing provincial-to-municipal-level implementation. We continue to take strategic steps through new product development, product certifications, and investing in advanced production equipment to improve our competitive position and maintain our leadership in the domestic markets, and to promote the quality and performance value of our products globally," Ms. Yu concluded.

Conference Call

Management will host a conference call on Wednesday, August 14, 2013 at 8:00 a.m. EDT / 8:00 p.m. Beijing Time to discuss its 2013 second quarter financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, +1-201-689-8565 for international callers, and China toll free 864001202840. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EDT on September 14, 2013, or 11:59 a.m. Beijing Time on August 15, 2013. The replay dial-in numbers are: U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Conference ID “419513” to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company’s products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company’s business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin

+86.139.6777.6556

+86.577.6581.7721

ljf@sorl.com.cn

Phyllis Huang

+86.151.6770.5972

+86.577.6581.7721

phyllis@sorl.com.cn

Kevin Theiss

Grayling

+1.646.284.9409

kevin.theiss@grayling.com

- Tables Follow -

SORL Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30, 2013		December 31, 2012
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	US$	38,009,126	US$	41,253,353
Accounts receivable, net of provision, including $92,205 and $0 due from related parties at June 30, 2013 and December 31, 2012, respectively.		58,580,228		62,153,509
Bank acceptance notes from customers		17,617,065		10,098,390
Inventories		66,448,698		56,775,825
Prepayments		4,240,430		5,722,743
Current portion of prepaid capital lease interest		551,550		876,326
Other current assets		1,235,217		1,183,487
Deferred tax assets		964,113		687,632
Total Current Assets		187,646,427		178,751,265

Fixed Assets
Property, plant and equipment, net		46,714,501		46,962,599
Leasehold improvements in progress		304,622		335,714

Land Use Rights, Net		14,846,161		14,742,047

Other Non-Current Assets

Intangible assets, net		59,677		66,889
Security deposits on lease agreement		1,849,672		1,879,831
Long term deferred expense-prepaid interest		585,550		822,640
Total Other Non-Current Assets		2,494,899		2,769,360
Total Assets	US$	252,006,610	US$	243,560,985

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable, including $1,873,635 and $94,954 due to related parties at June 30, 2013 and December 31, 2012, respectively.	US$	10,074,526	US$	14,324,633
Deposit received from customers		9,491,160		6,599,746
Short term bank loans		9,704,265		14,599,753
Accrued expenses		10,582,698		8,501,819
Current portion of capital lease obligations		3,699,345		10,458,352
Other current liabilities, including $74,797 and $33,083 due to related parties at June 30, 2013 and December 31, 2012, respectively.		677,753		313,006
Total Current Liabilities		44,229,747		54,797,309

Non-Current Liabilities
Non-current portion of capital lease obligations		9,248,362		-
Deferred tax liabilities		326,140		291,995
Total Non-Current Liabilities

Total Liabilities		53,804,249		55,089,304

Stockholders' Equity

Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of June 30, 2013 and December 31, 2012		-		-
Common Stock - $0.002 Par Value; 50,000,000 authorized, 19,304,921 issued and outstanding as of June 30, 2013 and December 31, 2012		38,609		38,609
Additional paid-in capital		42,199,014		42,199,014
Reserves		10,195,866		9,676,183
Accumulated other comprehensive income		25,450,591		22,020,008
Retained earnings		100,862,895		96,114,407
Total SORL Auto Parts, Inc. stockholders' equity		178,746,975		170,048,221
Noncontrolling Interest In Subsidiaries		19,455,386		18,423,460
Total Equity		198,202,361		188,471,681
Total Liabilities and Stockholders' Equity	US$	252,006,610	US$	243,560,985

SORL Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012

Sales	US$	57,511,004	US$	52,092,172	US$	98,829,164	US$	96,690,413
Include: sales to related parties		1,004,391		393,384		1,242,572		1,458,611
Cost of sales		41,222,472		37,912,979		71,363,751		70,294,923

Gross profit		16,288,532		14,179,193		27,465,413		26,395,490

Expenses:
Selling and distribution expenses		4,377,777		3,523,498		7,739,334		6,694,400
General and administrative expenses		5,220,131		3,493,009		9,383,277		7,350,766
Research and development expenses		1,617,147		2,296,820		3,007,611		3,563,976
Total operating expenses		11,215,055		9,313,327		20,130,222		17,609,142

Income from operations		5,073,477		4,865,866		7,335,191		8,786,348

Other income		569,974		412,975		865,114		764,820
Financial expenses		(492,094)		(532,722)		(1,438,338)		(1,127,619)
Non-operating expenses		(65,093)		(192,296)		(133,170)		(253,192)

Net income before provision for income taxes		5,086,264		4,553,823		6,628,797		8,170,357
Provision for income taxes		539,334		1,279,762		708,188		2,298,418

Net income	US$	4,546,930	US$	3,274,061	US$	5,920,609	US$	5,871,939

Less: Net income attributable to noncontrolling interest in subsidiaries		512,138		278,034		652,438		541,923
Net income attributable to common stockholders	US$	4,034,792	US$	2,996,027	US$	5,268,171	US$	5,330,016

Comprehensive income

Net income	US$	4,546,930	US$	3,274,061	US$	5,920,609	US$	5,871,939
Foreign currency translation adjustments		1,150,709		(873,696)		3,810,071		(607,834)
Comprehensive income		5,697,639		2,400,365		9,730,680		5,264,105
Comprehensive income attributable to noncontrolling interest in subsidiaries		628,535		191,084		1,031,926		485,672
Comprehensive income attributable to common shareholders	US$	5,069,104	US$	2,209,281	US$	8,698,754	US$	4,778,433

Weighted average common shares - Basic		19,304,921		19,304,921		19,304,921		19,304,921

Weighted average common shares - Diluted		19,304,921		19,304,921		19,304,921		19,304,921

EPS - Basic	US$	0.21	US$	0.16	US$	0.27	US$	0.28
EPS - Diluted	US$	0.21	US$	0.16	US$	0.27	US$	0.28

SORL Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2013		2012

Cash Flows From Operating Activities
Net Income	US$	5,920,609	US$	5,871,939
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense		1,634,203		27,775
Depreciation and amortization		3,967,891		3,787,576
Deferred income taxes		(233,687)		(162,072)
Loss on disposal of fixed assets		-		2,333
Changes In Assets and Liabilities:
Account receivables		3,762,142		(3,517,570)
Bank acceptance notes from customers		(7,323,135)		6,248,483
Other currents assets		18,266		2,420,536
Inventory		(8,496,818)		1,308,149
Prepayments		1,590,962		(4,688,661)
Accounts payable and bank acceptance notes to vendors		(5,092,453)		(2,587,357)
Income tax payable		-		966,078
Deposits received from customers		2,737,611		(43,080)
Other current liabilities and accrued expenses		2,513,792		577,231
Net Cash Flows Provided By Operating Activities		999,383		10,211,360

Cash Flows From Investing Activities
Acquisition of property and equipment		(2,219,689)		(415,296)
Proceeds of disposal of fixed assets		-		3,096
Leasehold improvements in progress		-		(31,069)
Net Cash Flows Used In Investing Activities		(2,219,689)		(443,269)

Cash Flows From Financing Activities
Proceeds from bank loans		48,751,425		14,271,080
Repayment of bank loans		(53,812,232)		(18,555,634)
Proceeds from capital lease		12,783,841		-
Repayment of capital lease		(10,473,023)		(1,129,247)

Net Cash Flows Used In Financing Activities		(2,749,989)		(5,413,801)

Effects on changes in foreign exchange rate		726,068		(121,399)

Net Change in Cash and Cash Equivalents		(3,244,227)		4,232,891

Cash and Cash Equivalents- Beginning of The Year		41,253,353		17,116,692

Cash and Cash Equivalents - End of The Period	US$	38,009,126	US$	21,349,583

Supplemental Cash Flow Disclosures:
Interest Paid	US$	859,771	US$	690,117
Income Taxes Paid	US$	972,107	US$	1,489,636